Exhibit 99.1

LARRY F. ROBB, INDIVIDUALLY,	: NUMBER 467,704-A
IN BEHALF OF A CLASS OF MINORITY
SHAREHOLDERS OF 3CI COMPLETE
COMPLIANCE CORP., AND
DERIVATIVELY IN BEHALF OF 3CI
COMPLETE COMPLIANCE CORP.

VERSUS	: FIRST JUDICIAL DISTRICT COURT

STERICYCLE, INC., JACK W. SCHULER,
OTLEY L. SMITH, III, MARK C. MILLER,
FRANK J. M. TEN BRINK, ANTHONY J.
TOMASELLO, and, Derivatively,
3CI COMPLETE COMPLIANCE
CORPORATION	: CADDO PARISH, LOUISIANA

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JOINT MOTION FOR LEAVE TO FILE PLAINTIFFS’

AND 3CI’S JOINT PETITION

NOW INTO COURT, through undersigned counsel, come Plaintiffs, LARRY F. ROBB and 3CI COMPLETE COMPLIANCE CORPORATION (“3CI”), who respectfully move for leave of this Honorable Court to file the attached Joint Petition, for the following reasons:

1.

Plaintiff, LARRY ROBB, filed his original petition in this action on June 20, 2002.  Plaintiff thereafter filed his First Amended Petition on October 27, 2003.  In the first Amended Petition, Plaintiff asserted claims individually, in behalf of a class of minority shareholders of 3CI, and alternatively derivatively in behalf of 3CI, who was added as derivative defendant in this action.

2.

3CI, by and through its Special Committee, made a general appearance on March 2, 2004, and thereby declared its intent to investigate the Plaintiff’s claims and to make decisions with regard to 3CI’s positions and causes of action as they relate to Plaintiff’s claims.

3.

3CI’s Special Committee has now investigated the claims sufficiently to have determined that the claims asserted by Plaintiff and 3CI set forth in the attached Joint Petition are mentorious.  As a result, 3CI hereby seeks to realign itself as a plaintiff and join in the prosecution of those claims on its own behalf.

                                                                                                       4.

Pursuant to La. C.C.P. Article 1151, “[a] plaintiff may amend his petition without leave of court at any time before the answer thereto is filed.”  Plaintiff and 3CI show that Stericycle, Inc. has filed an answer, but the individual defendants have not.  Nonetheless, due to the realignment of 3CI as plaintiff and out of an abundance of procedural precaution, Plaintiff and 3CI do hereby move for leave of court to file the attached Joint Petition.

5.

Plaintiff and 3CI show that defendants have been provided a draft of the Joint Petition in advance of this filing.

6.

The filing of the Joint Petition serves the necessary purposes of realigning the parties, stating with specificity the claims asserted, and stating with specificity the relief sought.  The filing of the Joint Petition will not delay the prosecution of the claims as the case is not yet set for trial.

FOR THE REASONS STATED, Plaintiff, LARRY ROBB, individually and as class representative, and 3CI, respectfully move this Honorable Court for leave to file the attached Joint Petition, together with such other relief as is just and equitable in the premises.

Respectfully submitted,

THE WYNNE LAW FIRM
Kenneth R. Wynne, Tx. Bar Roll No. 22110000
2730 JPMorgan Chase Tower
Houston, Texas 77002-2913
Telephone:	(713) 227-8835

LEMLE & KELLEHER, L.L.P.

By:	/s/ T. Haller Jackson, III
T. Haller Jackson, III, La. Bar Roll No. 7203
401 Edwards Street, 10th Floor
Shreveport, Louisiana 71101-3146
Telephone:	(318) 227-1131

ATTORNEYS FOR LARRY F. ROBB, INDIVIDUALLY AND AS CLASS REPRESENTATIVE

GARDERE WYNNE SEWELL, L.L.P.
Craig B. Florence, Tx. Bar Roll No. 07158010
William D. Dunn, Tx. Bar Roll No. 24002023
3000 Thanksgiving Tower
1601 Elm Street, Ste. 3000
Dallas, Texas 75201-4761
Telephone:		214-999-4796

ONEBANE LAW FIRM

By:	/s/ Frank H. Spruiell, Jr.
Frank H. Spruiell, Jr., La. Bar Roll No. 1611
400 Travis Street, Ste. 1000
Shreveport, Louisiana 71101
	Telephone:	(318) 674-9770
	Telecopier:	(318) 674-9775

ATTORNEYS FOR 3CI COMPLETE COMPLIANCE CORPORATION

C E R T I F I C A T E

I HEREBY CERTIFY that a copy of the above and foregoing instrument has this day been forwarded to Glenn L. Langley, Hargrove, Smelley & Strickland, 401 Market Street, Ste. 600, Shreveport, LA 71161-0059, and Robert W. Johnson, Blanchard, Walker, O’Quinn & Roberts, 1400 Bank One Tower, Shreveport, Louisiana, 71101,  by depositing a copy of same in the United States Mail, postage prepaid and properly addressed.

Shreveport, Louisiana, this 10th day of December, 2004.

/s/ Frank H. Spruiell, Jr.
FRANK H. SPRUIELL, JR.

LARRY F. ROBB, INDIVIDUALLY,	: NUMBER 467,704-A
IN BEHALF OF A CLASS OF MINORITY
SHAREHOLDERS OF 3CI COMPLETE
COMPLIANCE CORP., AND
DERIVATIVELY IN BEHALF OF 3CI
COMPLETE COMPLIANCE CORP.

VERSUS	: FIRST JUDICIAL DISTRICT COURT

STERICYCLE, INC., JACK W. SCHULER,
OTLEY L. SMITH, III, MARK C. MILLER,
FRANK J. M. TEN BRINK, ANTHONY J.
TOMASELLO, and, Derivatively,
3CI COMPLETE COMPLIANCE
CORPORATION	: CADDO PARISH, LOUISIANA

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O R D E R

Considering the Joint Motion for Leave on behalf of Plaintiffs, Larry F. Robb and 3CI Complete Compliance Corporation:

IT IS HEREBY ORDERED that leave is granted for the filing of the Joint Petition as prayed for.

THUS DONE AND SIGNED in Chambers in Shreveport, Caddo Parish, Louisiana, this     day of December, 2004.

THE HONORABLE ROY L. BRUN
DISTRICT JUDGE

LARRY F. ROBB, INDIVIDUALLY, IN BEHALF OF A CLASS OF MINORITY SHAREHOLDERS OF 3CI COMPLETE COMPLIANCE CORP. AND 3CI COMPLETE COMPLIANCE CORP.	§ § § § §	NO. 467704-A
§
VS.	§	FIRST JUDICIAL DISTRICT COURT
§
STERICYCLE, INC., JACK W. SCHULER, MARK C. MILLER, FRANK J. M. TEN BRINK, ANTHONY J. TOMASELLO AND WASTE SYSTEMS, INC.	§ § § §	CADDO PARISH, LOUISIANA

PLAINTIFFS’ AND 3CI’S JOINT PETITION

Plaintiffs Larry F. Robb (“Robb”) and 3CI Complete Compliance Corporation (“3CI”) file this joint petition against defendants Stericycle, Inc. (“Stericycle”), Jack W. Schuler (“Schuler”), Mark C. Miller (“Miller”), Frank J. M. ten Brink (“ten Brink”), Anthony J. Tomasello (“Tomasello”), and Waste Systems, Inc. (“WSI”).(1)

Parties

1.             Robb is an individual residing in Texas and a 3CI stockholder.  Robb brings the claims asserted herein individually and on behalf of a class of 3CI’s minority stockholders.

2.             3CI is a Delaware corporation with its principal place of business in Grand Prairie, Texas.  3CI was previously named as a derivative defendant in this action.  3CI’s Board of Directors (the “3CI Board”) delegated to a Special Committee of independent and disinterested 3CI directors the exclusive authority to (i) investigate the transactions and occurrences giving rise to the claims asserted in this joint petition, and (ii) make all decisions for 3CI with respect to the prosecution and defense of this litigation.  The Special Committee investigated the transactions and occurrences at issue and determined that the claims set forth in

(1) This joint petition amends and supercedes Plaintiffs’ First Amended Petition. Defendant Otley L. Smith III is hereby non-suited.

this joint petition are meritorious.  As a result, 3CI hereby realigns itself as a plaintiff and joins in the prosecution of those claims on its own behalf.

3.             Stericycle, a Delaware corporation with its principal place of business in Lake Forest, Illinois, has appeared and answered.

4.             WSI, also a Delaware corporation, is a wholly owned passive subsidiary of Stericycle, and is Stericycle’s de facto agent and alter ego.  WSI may be served through either of its directors, Mark C. Miller or Frank J.M. ten Brink, at 28161 North Keith Drive, Lake Forest, Illinois 60045.

5.             Schuler, an individual resident of Illinois, is Stericycle’s Chairman of the Board and was 3CI’s Chairman of the Board for most of the relevant time period.  He has appeared but has not yet answered.

6.             Miller, an individual resident of Illinois, is Stericycle’s President and Chief Executive Officer and 3CI’s current Chairman of the Board.  He has been a director of Stericycle, WSI and 3CI during the relevant time period.  He has appeared but has not yet answered.

7.             Ten Brink, an individual resident of Illinois, is Stericycle’s Executive Vice President and Chief Financial Officer, and a director of WSI and 3CI.  He has appeared but has not yet answered.

8.             Tomasello, an individual resident of Illinois, is Stericycle’s former Executive Vice President and Chief Technical Officer, and a 3CI director.  He has appeared but has not yet answered.

9.             3CI was formerly headquartered in Shreveport, Louisiana for many years.  A substantial part of the events and omissions giving rise to the claims asserted herein occurred in

Caddo Parish, Louisiana.  Venue of Robb’s claims is appropriate under La. CCP articles 593 and 614.

Facts

A.            Overview of Parties and Claims.

10.           3CI, a publicly-held company in the medical waste management business, is at the fulcrum of this action.  For a number of years, 3CI collected, transported, treated, and disposed medical waste.  3CI’s operations have historically been centered in the southeastern United States, generally from Texas and Oklahoma in the west to Alabama and Georgia in the east.

11.           In the mid-1990’s, the majority of 3CI’s outstanding common stock was owned by WSI.  WSI, in turn, was owned by two German families.  A number of 3CI’s public minority stockholders, many of whom had owned companies that 3CI acquired, chafed under the Germans’ majority ownership and control of 3CI.  In 1995, 3CI’s minority stockholders filed a class action and derivative lawsuit (the “First Class Action Suit”) in the 269th Judicial District Court of Harris County, Texas against WSI and its former German owners.  The minority stockholders complained that the majority owners abused their control over 3CI and violated their duties to the minority owners.

12.           The First Class Action Suit was resolved by a judgment in 1997 that awarded relief to the plaintiff class and approved and adopted a settlement agreement (the “1997 Settlement Agreement”) setting forth various protections against further abuse of 3CI’s minority stockholders by the majority owners.  After the settlement, WSI’s German owners put WSI on the market.  Stericycle, the central defendant in this case, quickly emerged as the leading candidate to acquire WSI.

13.           Stericycle describes itself as “the largest and only national full-service provider” of integrated medical waste services, operating 41 treatment and collection facilities and 100 transfer and collection sites, while serving approximately 301,000 customers throughout North America.(2)  According to its website, Stericycle was founded in 1989, became a publicly-traded company in 1996 and, as the result of an aggressive growth-by-acquisition-and-integration strategy, “reached its goal of becoming North America’s largest provider of regulated medical waste management services in 2000 — a journey of just twelve years.”

14.           Effective on September 30, 1998 — and after carefully crafting a surreptitious plan to integrate 3CI into itself and to squeeze 3CI’s minority stockholders out of the value of their ownership of 3CI — Stericycle purchased all of the outstanding capital stock of WSI from its German owners.  By purchasing WSI, Stericycle acquired approximately 52% of 3CI’s outstanding common stock, all of 3CI’s outstanding preferred stock and approximately $5.5 million of debt owed to WSI by 3CI.  Since the acquisition, WSI has been a wholly owned subsidiary of Stericycle, and Stericycle has been 3CI’s de facto parent corporation.  At all times since September 1998, Stericycle has exercised complete control over WSI and 3CI.  Since November 1999, Stericycle has also been 3CI’s largest competitor through its acquisition of the medical waste division of Browning-Ferris Industries (“BFI”).

15.           When Stericycle acquired WSI, Stericycle’s designees (the individual defendants, all of whom were Stericycle officers and/or directors during the relevant time) were elected to the 3CI Board, and have constituted a majority of and controlled the 3CI Board ever since.  Although beholden to Stericycle, those interested directors owed an independent duty of undivided and unqualified loyalty to 3CI and its minority stockholders.  Likewise, as 3CI’s

(2) See Stericycle’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on May 15, 2004.

controlling stockholder, Stericycle had a fiduciary duty to act in the best interests of 3CI and all of its stockholders and to refrain from self-dealing.

16.           Although the defendants made contrary representations to the public and to 3CI’s pre-acquisition Board, Stericycle’s documented plan from the very beginning was to acquire total ownership of 3CI and to absorb 3CI’s business into Stericycle.  Indeed, Stericycle’s core growth strategy has been to acquire medical waste companies and integrate them into its own operation.  Stericycle publicly trumpets its skill at integrating and transforming one-time competitors into the consolidated industry giant that it is today.

17.           Since gaining control of 3CI, Stericycle, in league with the individual defendants, has implemented its integration and squeeze-out plan to the detriment and damage of 3CI and its public minority stockholders.  The defendants have consistently made choices and taken actions that benefited Stericycle while harming 3CI.  Among other things, the defendants have wrongfully diverted 3CI’s cash and assets, manipulated and increased 3CI’s debt to WSI, directly and indirectly increased Stericycle’s and WSI’s percentage ownership of 3CI, forced 3CI to declare significant cash dividends on its preferred stock payable to WSI, usurped 3CI’s corporate opportunities, misappropriated 3CI’s customers, unfairly competed with 3CI, and generally operated 3CI with the goal of maximizing Stericycle’s profitability and furthering Stericycle’s integration plan.  The defendants took these actions without even allowing the 3CI directors not representing Stericycle to independently review and approve them.  Time and again the individual defendants failed to fully inform the 3CI directors not representing Stericycle or allow them to independently consider the transactions concerning 3CI, on one hand, and Stericycle or WSI, on the other.  The defendants’ abuse of 3CI and related squeeze-out of 3CI’s minority stockholders violate a host of legal, statutory, and contractual duties and render the defendants liable for the substantial legal and equitable relief for which Robb and 3CI sue.

B.            Stericycle’s Documented Plan to Gain Control of and Integrate 3CI

18.           The current story begins with the settlement of the First Class Action Suit in August 1997.

19.           When the Harris County, Texas court approved the 1997 Settlement Agreement, WSI owned approximately 52% of 3CI’s common stock and was owed approximately $4.2 million by 3CI.  Shortly following the execution of the 1997 Settlement Agreement (and as authorized by the 1997 Settlement Agreement) 3CI issued 7,750,000 shares of 3CI preferred stock to WSI.

20.           The 1997 Settlement Agreement focused explicitly on the continuing threat that WSI’s owners, in an effort to capture all of 3CI’s value and business opportunities for themselves, might use their control of 3CI to dilute the minority stockholders’ ownership and their stake in 3CI’s operations.  As protection against that threat, the 1997 Settlement Agreement provided: “[t]he Named Defendants [including WSI] agree that they will not take any action at any time which shall, directly or indirectly, have the effect of diluting the stock ownership interests owned, as of January 9, 1997, by the Named Plaintiffs and the other members of the Settlement Class… .”

21.           When Stericycle acquired WSI in September 1998, it assumed that obligation and became responsible for WSI’s compliance with the 1997 Settlement Agreement.  But, far from fulfilling this obligation, Stericycle (through the actions taken by the individual defendants) repeatedly violated it, and caused WSI to violate it, to the detriment of 3CI and the plaintiff class.

22.           When Stericycle began its efforts to gain control of 3CI, Stericycle was slightly larger than 3CI.  Before 1998, Stericycle had lost money in every year of its existence.  Stericycle could not afford to acquire 3CI without borrowing the funds.  Stericycle needed $10 million — money it did not have — to gain control of 3CI.  Stericycle managed to raise that money only by convincing a lender, LaSalle National Bank (“LaSalle Bank”), that if Stericycle acquired control of 3CI, the resulting “enterprise value” of Stericycle would be significantly higher, and that Stericycle would be capable of repaying the loan.  To demonstrate to LaSalle Bank that there would be a single, stronger “enterprise” resulting from its anticipated purchase, Stericycle represented to LaSalle Bank that it planned to acquire all of 3CI’s capital stock and integrate all of 3CI’s business and assets into itself and described exact methods of achieving this integration.  Some of the revealed methods included converting 3CI’s debt to common stock and purchasing common stock from minority stockholders.

23.           Prior to the acquisition, Stericycle (along with the individual defendants and Stericycle’s counsel) analyzed and documented the “issues and burdens” of operating 3CI as a majority subsidiary of Stericycle while the public minority shares were still outstanding.  The defendants carefully considered “possible approaches to eliminating the 3CI public minority” and the potential problems raised by each.  This pre-acquisition evaluation and analysis was undertaken to facilitate (in the defendants’ words) the “implementation of ‘Phase II’ of the transaction — the full absorption of 3CI into Stericycle.”

24.           Without question, Stericycle and the individual defendants planned from the very beginning to take control of 3CI, eliminate the outstanding minority interest, and integrate 3CI into Stericycle’s rapidly growing nationwide operation.  One of the best ways to implement “full absorption” was for Stericycle to acquire at least 90% of 3CI’s outstanding common stock, at which point it could force a merger with 3CI pursuant to Delaware General Corporation Law Section 253 and eliminate all other 3CI stockholders without their approval.  Stericycle’s attorneys advised Miller and ten Brink that Stericycle would almost reach 90% ownership if it (i) “were to strike a deal with the Shepherds”(3) by purchasing their shares, and (ii) converted its 3CI preferred stock on a “two-for-one basis.”  Concurrently with this strategy, the defendants sought to drive down the value of 3CI so that Stericycle could purchase the minority owners’ shares at a depressed price.  Indeed, Stericycle’s attorneys advised Miller and ten Brink that negative events affecting 3CI’s stock price would actually have an “upside” to Stericycle since they would “drive the market price of 3CI’s common stock down to its ‘real’ level,” and recommended that Stericycle take certain action involving 3CI and the Shepherds because of its “depressive effect” on 3CI’s value.

(3) The Shepherd group formerly owned Med-Waste Disposal Services, Inc., a company acquired (through an asset acquisition) by 3CI in 1994.  In 1995, the Shepherds sued 3CI, WSI, and certain 3CI directors and officers, alleging that the shares of 3CI common stock that the Shepherds received in the merger with 3CI were not as valuable as represented.  In 1996, all parties to the Shepherd lawsuit executed a settlement agreement described in additional detail herein.  The Shepherds owned 932,770 shares of 3CI common stock at the time Stericycle acquired WSI.

25.           Equally clear, the defendants understood their obligations to 3CI and its minority stockholders from the outset.  In analyzing Stericycle’s options for acquiring and integrating 3CI, Stericycle’s counsel specifically analyzed and warned the defendants about, among other things, (i) the obligation of “arm’s length dealing” and “fairness” in any transaction between Stericycle and 3CI; (ii) the separate and continuing fiduciary duties of the 3CI Board to 3CI and its public minority stockholders; (iii) the need for independent directors on the 3CI Board to review related transactions with Stericycle for fairness; (iv) the difficulty of “efficiently consolidat[ing] the businesses of Stericycle and 3CI and achiev[ing] anticipated operating synergies”; (iv) the fact that “intercompany transfers or uses of assets or services, decisions to close facilities or idle or dispose of equipment, etc.” would have to be done in an arm’s length manner, consistent with the best interests of 3CI and its minority stockholders; (v) the fact that “cash or assets may not be distributed to Stericycle from 3CI unless distributed pro rata to all shareholders”; and (vi) the fact that “transfers of cash to Stericycle alone must…be structured as funding or repayment of arm’s length loans or arm’s length payments for other services or transactions.”

26.           Simply put, when Stericycle acquired WSI and took control of 3CI, the defendants (and their counsel) understood — in fact, had expressly debated — the fiduciary obligations that they were voluntarily assuming with respect to 3CI and its public minority stockholders by proceeding with the acquisition.  But instead of honoring those duties and working to operate 3CI for the benefit of all of its stockholders, the defendants ignored those duties and used their absolute control over 3CI to further only the majority stockholder’s (Stericycle’s) integration plan.

C.            Defendants’ Fraud and Breach of Contract in Acquiring 3CI

27.           Stericycle faced two major obstacles when it sought to acquire control of 3CI, especially in light of the then-recent First Class Action Suit.  First, Stericycle could not disclose to 3CI or its minority stockholders its plan — an essential condition to borrowing the funds that it needed to acquire control of 3CI in the first place — to fully integrate 3CI and squeeze-out its minority public stockholders.  Second, Delaware General Corporation Law Section 203 prohibited Stericycle from implementing its integration strategy.

28.           Section 203 protects minority stockholders whenever a new stockholder acquires a majority stake in their company.  Unless the board of the acquired company waives that statute’s protections, the new majority stockholder is prohibited for three years from making any further “business combination” with the acquired company.  The statutory phrase “business combination” includes a variety of definitions, but generally operates to prohibit the shifting of assets and operations from the acquired company to the acquiring company and to prohibit increases in the new stockholder’s common share ownership in the acquired company.

29.           Certain 3CI (pre-acquisition) directors were concerned about what Stericycle planned to do with 3CI and its minority stockholders if Stericycle gained control over 3CI’s operations.  They were prescient.  In other acquisitions, Stericycle closed the acquired companies’ treatment facilities and diverted the acquired companies’ business to Stericycle’s own treatment facilities.  Although it is doubtful that 3CI’s (pre-acquisition) directors knew it at the time, Stericycle had done exactly that with an acquisition as recently as the month before it acquired 3CI.  And although it is also doubtful 3CI’s (pre-acquisition) directors knew it at the time, the defendants planned to do the same thing again with 3CI.

30.           To clear the way for accomplishing “Phase II” of their plan (“full absorption”), Stericycle had to persuade an independent committee for the 3CI Board to waive the Section 203 protections in connection with the acquisition, and they had to do so without disclosing their real intentions.  Stericycle (through Miller, ten Brink and Stericycle’s attorneys) persuaded the 3CI Board to waive the Section 203 protections, by falsely representing that Stericycle had no present intention of acquiring the whole of 3CI.

31.           As consideration for the 3CI Board’s waiver of Section 203, Stericycle and WSI entered into a written agreement with 3CI (the “Section 203 Agreement”), designed to protect 3CI and its minority stockholders in several enumerated ways.  Stericycle promised, among other things, (i) to amend the terms of 3CI’s promissory note in favor of WSI to protect 3CI from defaulting on that debt (which would have otherwise enabled Stericycle to take over direct control of 3CI’s assets); (ii) to cause WSI to finance 3CI’s repurchase of common stock owned by the Shepherd group if the Shepherds exercised their “put”; and (iii) to obtain a written report from an independent investment banking or valuation consulting firm verifying the fairness of any proposed “business combination” involving 3CI and Stericycle or any of its affiliates (including WSI) before implementing any such transaction.  In reliance on Stericycle’s false representations and promises, the 3CI Board waived the Section 203 protections and approved Stericycle’s acquisition of WSI.  Stericycle thereby gained complete control over 3CI’s operations, and the ability to proceed with “Phase II” of its integration plan unrestrained by the inconvenient protective mandates of Delaware law.

D.            Defendants’ Manipulation of 3CI’s Debt to WSI

32.           Stericycle’s CEO, Miller, testified that Stericycle committed not to call 3CI’s promissory note to WSI, because to do so would emasculate 3CI’s business and would eradicate the minority stockholders’ interests.  In other words, Miller testified that Stericycle committed not to eradicate the minority stockholders’ interest.  But instead of eradicating the minority interest by the single stroke of calling the note, Stericycle began to manipulate the note more subtly to commandeer much of 3CI’s value for itself — value that 3CI could have used effectively to promote its business.

33.           As a result of its due diligence for the WSI acquisition, Stericycle was well aware by September 1998 that 3CI had cash flow problems and could not consistently pay its debts in the normal course of business.  On October 1, 1998 (the day after the effective date of the acquisition and as contemplated by the Section 203 Agreement), 3CI executed an Amended and Restated Secured Promissory Note (the “WSI Note”) to WSI in the principal amount of $5,487,308.31.  The interest rate on the amended note was prime plus 2% with a one-year maturity, which could be extended for two additional six-month periods if 3CI paid WSI a fee.

34.           Little more than two months later — and still fully aware of 3CI’s need for additional capital — the defendants (and more particularly ten Brink) caused WSI to loan 3CI an additional $750,000.  On December 18, 1998, 3CI and WSI entered into a Loan Agreement and Note Amendment that, among other changes, (i) included the new loan of $750,000, (ii) limited the role of 3CI’s CEO to non-financial matters, (iii) required 3CI to sell assets in order to pay off the new loan, and (iv) required 3CI to pay Stericycle a variety of fees.  These more onerous obligations, unilaterally imposed on 3CI only two months after executing the WSI Note, were grossly unfair to 3CI and its minority stockholders.

35.           For example, WSI raised 3CI’s interest rate by a full point (to prime plus 3%), required that the $750,000 loan be paid in full in less than ten months, and added sales fees payable to WSI of $20,000 to $50,000 based on how quickly 3CI could complete an asset sale and repay the new loan.  Due in part to 3CI’s desire not to incur a fee higher than $20,000, in January 1999, 3CI sold to a competitor certain customer routes and related assets, and remitted most of the proceeds received in the sale to WSI to repay the new loan.  Despite a request by 3CI’s then CEO for WSI to waive the sales fee, ten Brink required 3CI to remit a $20,000 fee upon completion of the asset sale, even though the defendants required this sale to repay the loan in the first place.

36.           3CI and WSI (acting principally through ten Brink) subsequently amended the WSI Note eight times beginning in August 2000.  Through these amendments, ten Brink “dictated” onerous financial covenants, imposed unfair monetary and equity penalties on 3CI for failing to achieve those financial covenants and required significant, lump-sum repayments of principal; all of which were calculated to transfer as much cash as possible from 3CI to Stericycle.  Throughout, WSI consistently kept 3CI (and its management) on a desperately short leash.  Ten Brink constantly required that the term of the WSI Note be six months or less, meaning that 3CI was consistently forced to remit consideration, in the form of fees, principal repayments and warrants, to WSI in order to extend the term of the WSI Note.  Having such a short term also caused 3CI to carry the WSI Note as short-term debt on its balance sheet, a less than subtle reminder to the public market (and 3CI’s management) of Stericycle’s control over 3CI.  Since Stericycle’s purchase of WSI, WSI has dictated that 3CI remit to it almost $400,000 in penalty, extension and other fees under the WSI Note.  Most of these penalties have been assessed on 3CI because of its failure to achieve unrealistic EBITDA thresholds imposed by WSI (but never approved by 3CI’s independent directors).  WSI also required 3CI to rapidly repay over $4.5 million in principal under the WSI Note, which clearly benefited WSI and Stericycle while rendering 3CI financially unable to make needed capital expenditures.

37.           In August 2000, because of 3CI’s failure to achieve financial covenants in the WSI Note, ten Brink required 3CI (without Board approval) to issue to WSI warrants to purchase 351,836 shares of 3CI common stock (with an exercise price below the then current trading price of 3CI common stock).  Again in December 2000, in exchange for WSI’s agreement to extend the WSI Note’s maturity for 11 days, ten Brink required 3CI (without Board approval) to issue warrants to purchase 541,286 shares of 3CI common stock.  For these warrant grants, 3CI recorded over $140,000 in interest expense, thereby reducing 3CI’s reported earnings.  WSI subsequently exercised some of the warrants and acquired 541,286 additional shares of 3CI common stock out of 3CI’s treasury at a per share price 60% less than the then current trading price.  In so doing, Stericycle not only significantly diluted the minority stockholders’ percentage ownership of 3CI, but also made good on its promise to LaSalle Bank to “negotiate a conversion of this note into common stock.”

38.           Stericycle’s CFO, ten Brink, dictated the ever-changing terms of the WSI Note, none of which were ever brought to the 3CI Board or the independent directors on the 3CI Board for their review and approval.  3CI’s officers had no choice but to accept Stericycle’s terms.  In an attempt to escape the burden imposed by the WSI Note, 3CI management diligently sought alternative financing in March 2000 and at other relevant times.  3CI’s then CFO, Curtis Crane, for example, received bank proposals to loan 3CI $4.2 to $10 million with interest rates ranging from prime plus 0.5% to 2.75% with three to four-year maturities.  However, the banks required a first-priority lien position on 3CI’s assets, which would have required the first-priority lien held by the Shepherd group to be released or subordinated.  When 3CI management brought these proposals to the 3CI Board, the individual defendants refused to approve a re-financing.

39.           Simply put, the WSI Note served as a tool for Stericycle to strip cash from 3CI’s operations, make 3CI financially dependent on Stericycle, and increase Stericycle’s ownership stake in 3CI.  The short-term extensions of the WSI Note and the imposition of significant monetary and equity fees triggered by high, and in some cases, intentionally unachievable EBITDA-based financial covenants were not consistent with comparable market terms and clearly benefited Stericycle to the direct detriment of 3CI and its minority stockholders.   Without independent oversight and approval of the terms of the WSI Note, Stericycle was free to impose its will on 3CI without restraint, such that, according to 3CI officers, Stericycle acted like a “loan shark” and a “high-priced lender.”

40.           Clearly, the defendants were not fulfilling their obligation to deal with 3CI in a fair, arms’ length manner.  By manipulating 3CI’s debt to WSI for Stericycle’s benefit, the defendants violated, and continue to violate, their fiduciary obligations to 3CI and its minority stockholders, as well as Stericycle and WSI’s commitment in the Section 203 Agreement not to propose a “business combination” without an independent fairness opinion.  WSI’s receipt of penalty fees and warrants under the WSI Note clearly constitute “business combinations” under Section 203 since they involve the receipt of a financial benefit and a transaction that increases WSI’s proportionate share of 3CI’s common stock.  Stericycle also violated, and caused WSI to violate, its obligation under the 1997 Settlement Agreement not to dilute the minority’s ownership.

E.                                      Stericycle’s Relentless “Business Combinations” with 3CI

41.           Since Stericycle’s acquisition of WSI, Stericycle has consummated numerous transactions with 3CI.  Stericycle not only moved a significant part of 3CI’s cash and business operations to itself, but it substantially increased its percentage ownership of 3CI’s common stock (thereby diluting the public minority’s percentage ownership of 3CI) by, among other things, (i) causing 3CI to issue warrants in lieu of cash payments on 3CI’s debt to WSI (as noted above), (ii) attempting to convert WSI’s 3CI preferred stock into even more 3CI common stock at a grossly and artificially inflated conversion rate that Stericycle knows was never intended by the parties (explained in detail below), and (iii) purchasing for Stericycle’s benefit, instead of allowing 3CI to redeem, the Shepherd group’s 3CI-related interests (also discussed below).  All of these transactions are “business combinations” that require, under the Section 203 Agreement, a fairness opinion.  The defendants have never conducted a single fairness opinion.  The result has been a relentless, albeit impressively consistent, series of one-sided transactions.

42.           Stericycle Usurps 3CI’s Opportunity to Acquire the Shepherds’ Position.  As a result of the settlement of the Shepherd lawsuit, the Shepherd group received (i) 250,000 shares of 3CI common stock; (ii) a 50% conditional interest in profits generated by 3CI’s medical waste operations in Arkansas; and (iii) the right, under certain circumstances, to force 3CI to buy, or to

“put,” 932,770 shares of 3CI common stock to 3CI for $2.50 per share (collectively, the “Shepherd Interests”).  The Shepherds also held a first-priority lien on substantially all of 3CI’s assets to secure their interests under this settlement agreement (the “Shepherd Lien”).

43.           The Shepherd Interests and Lien burdened 3CI in numerous ways.  The Shepherd Lien hindered 3CI’s efforts to re-finance its debts because third-party lenders required a first lien position. In addition, because 3CI was obligated to pay 50% of the profits of its Arkansas division to the Shepherds, 3CI was forced to account for the division as a separate entity without integrating it with 3CI’s other operations.  Finally, the cash drain on 3CI was persistent.  In 2000 and 2001 alone, 3CI paid to the Shepherds almost $450,000 in profit-sharing payments.  It is beyond cavil that one of 3CI’s highest priorities was to free itself of these burdens.

44.           The defendants were also aware of the importance of the Shepherd Interests and Lien, but whereas 3CI saw an opportunity to strengthen its financial position, the defendants saw an opportunity to further their “Phase II” (“full absorption”) plan.  The defendants saw this as another step towards their goal of increasing Stericycle’s ownership in 3CI to over 90% of 3CI’s outstanding common stock.  At that threshold, Stericycle could merge 3CI into itself without having to obtain 3CI’s minority stockholders’ approval.  The defendants also feared that the Shepherds would put their 3CI common stock to 3CI for $2.50 per share if Stericycle acquired the remainder of 3CI’s outstanding common stock.  Because of these concerns and unbeknownst to 3CI management, Stericycle negotiated with the Shepherds to purchase their interests as early as September 1998 and throughout the remainder of 1998 and 1999.

45.           At the same time, 3CI’s then CEO, Chuck Crochet (“Crochet”), was also negotiating a buyout with the Shepherds on behalf of 3CI.  Jim Shepherd delivered proposals to

3CI’s CEO in November 1999 and February 2000, but the 3CI Board, controlled by the defendants, flatly rejected the offers on 3CI’s behalf.

46.           In the fall of 2001, 3CI’s cash flow improved.  Ten Brink instructed Otley Smith, Crochet’s successor as 3CI’s CEO (“Smith”), to negotiate a purchase of the Shepherd Interests and a release of the Shepherd Lien, and gave Smith a budget of $1.2 to $1.4 million — far less than the purchase price proposed by the Shepherds in 1999 and 2000.

47.           In view of 3CI’s improved cash position, 3CI’s management proposed at a 3CI Board meeting in December 2001 possible uses of 3CI’s then current $1.2 million in excess cash.  One of the options identified included purchasing the Shepherd Interests.  But instead of dedicating 3CI’s excess cash to purchasing the Shepherd Interests, the defendants directed 3CI to pay down the WSI Note.  Pursuant to amendments to the WSI Note executed on December 20, 2001 and May 23, 2002, 3CI then paid to WSI an aggregate of $1.1 million of principal repayment from December 2001 to May 2002.

48.           Based on the 3CI Board’s directions, 3CI’s CEO informed the Shepherds that the 3CI Board would not authorize funds necessary for 3CI to consummate a purchase of the Shepherd Interests.  Unbeknownst to 3CI’s CEO, ten Brink stepped into the vacuum, but this time he dropped any pretense of acting on behalf of 3CI.  In the spring of 2002, ten Brink struck a deal for Stericycle to purchase the Shepherd Interests for approximately $1.8 million.  In April 2002, a memo was then circulated to the 3CI Board shortly before Stericycle closed on its purchase.  The memo, which falsely indicated that it was written by 3CI’s CEO, sought to portray the benefits of Stericycle’s purchase and included an attached consent requesting the 3CI Board to approve Stericycle’s purchase.  In fact, the memo was written by Stericycle or its legal counsel, not 3CI’s CEO (who opposed Stericycle’s purchase).  Ten Brink falsely represented to

3CI’s CEO and David Schoonmaker (a 3CI director not representing Stericycle) that Stericycle would release the Shepherd Lien and would not require monthly profit-sharing payments from 3CI.  The consent was signed by all of the individual defendants, but was not signed by 3CI’s CEO (who was also a director) or Robert Waller, who was the other 3CI director not representing Stericycle.

49.           Paradoxically, Stericycle’s attorneys recommended to ten Brink that Stericycle should loan 3CI the funds to purchase the Shepherd Interests rather than Stericycle directly purchasing them.  This advice was not based on a benign concern that the defendants would be breaching their fiduciary duties to 3CI, but because a loan to 3CI would create an “additional burden” on 3CI and the “depressive effect of the debt would be clear.”

50.           Soon after Stericycle’s purchase — though contrary to earlier representations made to 3CI director David Schoonmaker — Stericycle desired to set 3CI’s monthly profit-sharing payments at $25,000 per month, instead of a percentage of 3CI’s Arkansas division profits.  After negotiations between ten Brink and 3CI’s CEO, Stericycle and 3CI executed an agreement, again not approved by the 3CI Board, pursuant to which 3CI pays Stericycle $23,000 per month.  This agreement was unfair to 3CI for several reasons.  First, 3CI should not have been required to negotiate this annuity-like payment to Stericycle since 3CI should have been given the opportunity to acquire the Shepherd Interests and thereby avoid the payment obligation altogether.  Second, unlike the original profit-sharing agreement with the Shepherds, the fixed fee proposed by ten Brink failed to protect 3CI in the event 3CI’s profits attributable to its Arkansas division declined.  Following the execution of this agreement, Stericycle became much more aggressive in competing with 3CI’s Arkansas division.  Because Stericycle is guaranteed $23,000 per month from 3CI under this agreement — instead of a percentage of the Arkansas division’s profits — Stericycle can compete with, and take business away from, 3CI in Arkansas without incurring a corresponding financial detriment.  Finally, the $23,000 paid each month to Stericyle was higher (on an average annual basis) than the amount previously paid to the Shepherds between 1996 and 2001.

51.           The monthly profit-sharing payments total $276,000 per year, or an annual return of almost 15% on the purchase price Stericycle paid to the Shepherds.  By acquiring the Shepherd Interests and Lien, Stericycle obtained the double benefit of increasing its ownership of 3CI common stock while realizing a high rate of return on its cash outlay.

52.           Stericycle’s purchase of the Shepherd Interests constituted a 3CI business opportunity, and Stericycle’s purchase of the Shepherds’ 932,770 shares and subsequent receipt of profit-sharing payments constitute “business combinations” requiring fairness opinions under the Section 203 Agreement.  Rather than facilitate 3CI’s redemption of its stock from the Shepherds, which would have enhanced the ownership of all of 3CI’s other stockholders, and rather than release 3CI from the burdens of the Shepherd Lien, which inhibits 3CI’s ability to borrow from third parties, and rather than relieve 3CI from the burdens of making profit-sharing payments, Stericycle simply transferred all of 3CI’s burdens in the Shepherd relationship from being owed to the Shepherds to being owed to Stericycle.  3CI’s cash position in 2001 and 2002 meant that it was financially able to purchase the Shepherds’ interests, and 3CI had a special interest and expectancy in doing so.  By usurping the opportunity for their own benefit, the defendants once again voluntarily placed themselves in a position adverse to their duties to protect and act in 3CI’s best interest.

F.             Manipulation of the 3CI Preferred Stock for Stericycle’s Benefit

53.           In 1997, 3CI issued to WSI one million shares of Series A Preferred Stock in exchange for the cancellation of certain debt.  Later that year, in connection with the settlement of the First Class Action Suit, WSI exchanged those shares for seven million shares of Series B Preferred Stock.  Shortly thereafter, WSI elected to convert an additional $750,000 of 3CI debt into 750,000 shares of Series C Preferred Stock (together with the Series B Preferred Stock, the “Preferred Stock”).

54.           Thus, when Stericycle acquired WSI in September 1998, WSI owned 7.75 million shares of Preferred Stock (comprising all of the outstanding shares of 3CI preferred stock) in addition to its 52% of 3CI’s common stock and 3CI’s remaining debt obligation.  Since that time, Stericycle has, in furtherance of its integration plan and at the expense and detriment of 3CI and its minority stockholders, manipulated WSI’s preferred stock position in an effort to vastly increase (i) Stericycle’s ownership percentage in 3CI and (ii) 3CI’s debt to WSI.

55.           Manipulation of the Preferred Stock Conversion Rate.  In negotiating the 1997 Settlement Agreement, the parties specifically agreed that if the per share market price of 3CI common stock was less than $1, WSI’s Preferred Stock would be convertible into 3CI common stock at a maximum ratio of one share of 3CI common stock for each share of Preferred Stock (the “Agreed Maximum One for One Conversion Rate”).  In other words, the parties agreed that WSI could receive, at the very most, 7.75 million shares of common stock in return for its 7.75 million shares of Preferred Stock.

56.           Although the language the parties used to memorialize that agreement in the 1997 Settlement Agreement was confusing, it is beyond dispute that both WSI and Stericycle understood, acknowledged, and affirmed the Agreed Maximum One for One Conversion Rate, exactly as it was negotiated, intended, and agreed by the parties to the First Class Action Suit, before Stericycle acquired WSI in September 1998.

57.           In June 1997 (a few weeks before the 1997 Settlement Agreement was signed) WSI’s counsel in the First Class Action Suit prepared a memorandum that explained the meaning of the confusing conversion language in plain and unambiguous terms.  WSI circulated that memorandum to 3CI and the then-plaintiff class for the express purpose of explaining to all of the settling parties how the conversion formula set out in the 1997 Settlement Agreement was intended to work.  WSI’s memorandum set out the Agreed Maximum One for One Conversion Rate in crystal clear terms.  Weeks later, 3CI and the minority plaintiffs signed the 1997 Settlement Agreement in reliance on WSI’s representation of the parties’ agreement.

58.           In early September 1998, during Stericycle’s due diligence for the WSI acquisition, WSI’s counsel, 3CI’s counsel, and the minority plaintiffs’ counsel in the First Class Action Suit specifically explained to Stericycle how the Agreed Maximum One for One Conversion Rate worked.  Stericycle proceeded with the acquisition without once objecting to or taking issue with that explanation.

59.           In fact, after the settling parties explained the conversion formula to Stericycle (but still prior to the closing of the WSI acquisition), Stericycle’s counsel prepared and circulated a proposed revision clarifying the operative language based on the Agreed Maximum One for One Conversion Rate as it was intended by the settling parties.  According to a contemporaneous letter from Stericycle’s counsel to 3CI’s counsel, “this revision accurately states the parties’ intentions as you described them in your helpful memo and as Robert [Rivera, WSI’s counsel,] confirmed in our conversation.”

60.           On September 29, 1998 (the day before the WSI acquisition), Stericycle’s counsel sent a letter to ten Brink and Miller confirming that if the per share market price of 3CI common stock was less than $1, WSI’s Preferred Stock was convertible only into a maximum of 7.75 million shares of additional 3CI common stock.  Since, however, the Agreed Maximum One for One Conversion Rate was “less favorable to WSI (Stericycle) than some possible interpretations of the formula,” Stericycle’s counsel advised Miller and ten Brink that one “alternative is to leave the gibberish…as it is, and slug it out down the line if Stericycle wants to try to convert the 3CI preferred stock on more favorable terms.”

61.           Laudably, Stericycle’s counsel advised Miller and ten Brink against pursuing that alternative, which was directly contrary to what everyone knew was the parties’ true agreement.    Seeing a potential loophole for increasing Stericycle’s hold on 3CI down the road, however, the defendants blithely ignored the advice of their own attorneys, remained silent and, five years later, tried an end run.

62.           Stericycle’s 2003 Interpretation of the Conversion Formula.  By its terms, WSI’s Preferred Stock automatically converted in April 2003.  Suddenly, for the first time, Stericycle disavowed the Agreed Maximum One for One Conversion Rate and asserted a new, self-serving interpretation of the conversion formula.  Not surprisingly, this novel interpretation was favorable to Stericycle — in fact, it would result in the conversion of WSI’s 7.75 million shares of Preferred Stock, not into the maximum 7.75 million shares of 3CI common stock permissible under the 1997 Settlement Agreement, but into 36,904,762 shares of 3CI common stock.  The defendants’ efforts to change their position and rewrite the parties’ agreement is even more brazen given the mountain of documentary evidence proving that the defendants have known since before the acquisition that (i) the language of the Certificates of Designation governing the

Preferred Stock’s conversion rate is “gibberish” and (ii) the parties clearly intended a maximum one for one conversion rate if the per share market price of 3CI common stock was less than $1.

63.           Obviously, the defendants practice the familiar bromide that the end justifies the means.  If the defendants’ self-serving interpretation of the conversion formula is adopted, Stericycle will own, directly and indirectly through WSI, 93.2% of 3CI’s common stock.  That result — never intended or agreed to by the parties — is a critically important final step in Stericycle’s integration and squeeze-out plan because it would then allow Stericycle, based on its 90% ownership, to force a merger with 3CI and eliminate all other stockholders without their approval.  Such a forced merger is what the defendants have been angling to accomplish since 1998.  It would consummate their squeeze-out plan and would complete their integration of 3CI and the emasculation of the interests of 3CI’s minority stockholders.

64.           Because of their persistent breach of their fiduciary duties, Stericycle and WSI should forfeit their interest, direct or indirect, in 3CI’s Preferred Stock and should not be allowed to dilute the minority stockholders still further based on converting that stock into more common stock for Stericycle to own at the minority stockholders’ expense. Under no circumstance should the Preferred Stock be allowed to convert at a ratio any more dilutive than one to one.

65.           The Illegal Dividend Declarations.  In approximately April 2000, ten Brink proposed that the 3CI Board declare cash dividends on the Preferred Stock, payable to WSI.  Since the declaration of a cash dividend creates a debtor-creditor relationship between a corporation and its stockholders, the effect would be to saddle 3CI with even more debt and thereby reduce its earnings.  Of course, since WSI owned all of 3CI’s outstanding preferred stock, that new debt would be payable exclusively to WSI and, therefore, Stericycle.  The defendants had devised yet another tool to siphon value away from 3CI and depress its value.

66.           In May 2000, the defendants caused a unanimous consent to be circulated to 3CI’s directors purporting to declare dividends that had accrued on WSI’s Preferred Stock during the period from June 1999 through April 2000.  Crochet, who was 3CI’s then CEO and also a director, refused to execute the consent on the basis that declaring a dividend would not be in 3CI’s best interests since it would create an additional liability on 3CI’s financial statements.  Crochet requested that the contemplated dividends be declared at a 3CI Board meeting so that he could formally object.

67.           At a June 2000 meeting, the Stericycle-controlled 3CI Board approved the proposed dividend declaration over Crochet’s objection.  Not surprisingly, the dividends were made payable to WSI “as and when” the 3CI Board directed.  The 3CI Board could not direct payment of the dividends because 3CI lacked sufficient funds legally available for payment.  Crochet voted against declaring dividends because he deemed it more prudent to use 3CI’s limited available capital to improve 3CI instead of expending it on dividend payments to WSI.  None of the individual defendants recused themselves from the meeting or otherwise gave the 3CI directors not representing Stericycle the opportunity to determine independently whether it was in 3CI’s best interests to declare dividends.  Several days after this meeting, Crochet was terminated.

68.           Thereafter, at least seven more times between June 2001 and December 2002, the defendants caused unanimous consents to be circulated to the Board declaring even more Preferred Stock dividends for the May 2000 to December 2002 time period.  All of these declared dividends were likewise payable to WSI at the direction of the 3CI Board.  Time and again, the 3CI directors not representing Stericycle and 3CI management refused to sign these consents because the dividends being declared were of dubious legality, comprised virtually all of 3CI’s profits, and represented the creation of yet another gigantic debt payable to WSI whenever Stericycle chose to pull the trigger.  Plainly, the fact that the Stericycle insiders (who controlled the 3CI Board) were engineering even more potential payments to Stericycle, “did not sit well” with the 3CI directors not representing Stericycle.

69.           Between 2000 and 2002, the defendants orchestrated the purported declaration of $2,203,717 in dividends on WSI’s Preferred Stock.  3CI was required to record these purported dividend declarations as a current liability in its financial statements, which had the effect of reducing 3CI’s earnings per share in 2002 by more than 50%.  This not only further weakened 3CI’s financial health but also made it still more difficult for 3CI to re-finance its debt to WSI with an outside lender, purchase the Shepherd Interests, or attract interest in the investor community.

70.           In December 2003, 3CI’s independent directors sought an independent opinion with respect to the legality of the purported dividend declarations from the Delaware law firm of Morris, Nichols, Arsht & Tunnell (“Morris Nichols”).(4) Morris Nichols concluded that the 3CI Board resolutions in question were not effective to declare and obligate payment of dividends by 3CI since, among other things, they failed to establish a payment date and merely represented a statement of intent to declare a dividend at a later time.  Morris Nichols also determined that dividends could no longer be lawfully declared or paid on the Preferred Stock because, in April 2003, it automatically converted into 3CI common stock by its own terms.  The defendants, meanwhile, were already hard at work parlaying that conversion to Stericycle’s advantage.

(4) The defendants should have obtained a fairness opinion pursuant to the Section 203 Agreement, since the dividend declaration was a financial benefit constituting a “business combination” under Section 203.

G.            Stericycle’s Unfair Competition with 3CI

71.           Stericycle’s Acquisition and Integration of 3CI’s Main Competitor, BFI.  When Stericycle acquired control of 3CI in September 1998, Stericycle had no meaningful operations in the southeastern United States, where 3CI’s business was concentrated.  Continuing its aggressive growth-by-acquisition-and-integration strategy, Stericycle turned its eye to a much larger company, BFI.

72.           BFI’s medical waste business operated on a nationwide basis, and maintained a substantial presence in the southeastern United States.  BFI competed heavily with 3CI in those states, as it did with Stericycle in the remainder of the country.  Just like it had done many times before and has done many times since with smaller competitors (according to its website, Stericycle has acquired and integrated over 74 separate companies since 1993), Stericycle coveted the possibility of acquiring BFI’s medical waste operations and catapulting itself into the largest medical waste company in the United States.  The BFI acquisition would enable Stericycle to integrate BFI’s massive nationwide operation with its own and achieve synergies by eliminating redundant personnel, making collection routes more efficient, closing excess treatment facilities, and concentrating treatment of collected waste in fewer, but eminently more profitable, facilities. Stericycle knew that a key to enhanced profitability was to treat sufficient volumes of waste in each of its facilities so that revenues would well exceed the fixed costs of those facilities.

73.           Stericycle knew integration was key because the variable costs associated with treatment are far lower than fixed costs.  Thus, once treatment revenues exceed fixed costs, the excess revenues largely drop to the “bottom line,” and resulting profits soar exponentially.  Since both Stericycle’s and BFI’s facilities were operating at barely 60% capacity, Stericycle knew that if the two companies combined, closed selected facilities, and redirected available waste to other facilities, the utilization of the remaining facilities would increase and handsome profits would follow.

74.           Stericycle faced a major obstacle in realizing on its promising plan for combining with BFI — Stericycle was a fraction of BFI’s size and could not afford to buy it.  But Stericycle had overcome a similar obstacle, albeit on a smaller scale, when it acquired control of 3CI.  Stericycle went to work to apply the same technique it had used to acquire control of 3CI to buying BFI’s medical waste business.  This time the cost was too high for a single bank or even for a syndicate of banks.  Stericycle had to assemble a more complex package of funds. The principle, though, was simple.  Just as Stericycle had convinced LaSalle Bank to lend it $10 million by showing LaSalle Bank what the resulting pro forma “enterprise value” would be once Stericycle absorbed the whole of 3CI into itself, Stericycle persuaded a complex of fund providers that the pro forma “enterprise value” it would have, once it combined with and integrated BFI’s medical waste operations, would be enormous.

75.           Stericycle demonstrated to its prospective sources of funds how it could lay off redundant personnel, streamline collection routes, close selected facilities, redirect collected waste to the remaining treatment facilities and dramatically — very dramatically — increase margins and profits.  According to Stericycle’s plan, it would achieve $13 million in “synergies” by integrating BFI’s operations in the first year alone and $18 million within two years.  Thereafter, the possibilities for further synergies would only continue.  The resulting cash flow and the value of the combined Stericycle and BFI “enterprise” would enable Stericycle to service the financial obligations it would incur to obtain the funds it needed to pay the enormous purchase price required to buy BFI’s medical waste operations.

76.           Stericycle’s plan for integrating BFI’s medical waste operations was once again essential to Stericycle’s ability to raise the required funds to acquire those operations from BFI.  The plan was nationwide in scope.  It had to be nationwide in scope, because BFI’s operations, which were to be integrated, were nationwide.  But since Stericycle was present in the southeastern United States only through 3CI, integrating with BFI in that region meant integrating BFI with 3CI.  Inherent in Stericycle’s acquisition and integration plan, therefore, was the need to use 3CI’s assets as the vehicle or platform for integrating BFI in the southeastern United States.

77.           It was a great plan, even an ingenious plan.  It was a plan that should have been pursued.  It was a plan that Stericycle implemented.  And it vaulted Stericycle into an entirely new dimension of profitability and value.  The only problem was that the defendants cut 3CI and its minority stockholders out of their share of the benefits of the plan.

78.           Based on its controlling position of 3CI, the defendants owed 3CI and its minority stockholders a fiduciary duty.  That duty entailed including 3CI and its minority owners in corporate opportunities.  In effect, although Stericycle was present and operating, in a sense, in the southeastern United States, Stericycle had partners in that region.  Its partners were 3CI and 3CI’s minority owners.  When it came to the opportunity of combining and integrating with the BFI medical waste operations, especially since they were aware that 3CI’s operations were essential to capitalizing on the BFI opportunity, the defendants knew their fiduciary duty to their “partners” meant, at a minimum, that they should include those “partners” in the opportunity at least proportionate to their co-ownership.

79.           Another critical aspect of the opportunity of acquiring and integrating BFI’s operations was that Stericycle could eliminate its major competitor.  That should have meant eliminating 3CI’s major competitor in the southeastern United States.  But that is not what happened.

80.           The crux of Stericycle’s plan to integrate BFI involved closing some facilities and shifting the waste streams previously treated at those facilities to facilities that Stericycle selected to remain operating.  The effect of that plan would be to eliminate all marginal operations.  Facilities would either be shut down or their utilization rate would be increased significantly.  The overall result would be to enhance, actually dramatically enhance, Stericycle’s profitability.  As that plan pertained to the facilities in the southeastern United States, the decision of which facilities to close and which facilities to operate at increased utilization levels applied to facilities owned by 3CI and by BFI.  Stericycle had no facilities of its own in that part of the country.  Regardless of which specific facilities were closed versus which facilities operated at increased levels of utilization, the opportunity to make those changes and to boost profitability in the southeastern United States was an opportunity that existed for Stericycle in that region only because 3CI was present and operating there.

81.           Stericycle and the other defendants were required to be entirely fair to 3CI and its minority stockholders with regard to each transaction between Stericycle and 3CI.  Once Stericycle acquired BFI’s medical waste operations, Stericycle became obligated to allow 3CI and its minority stockholders to share in the overall opportunity—at least in the Southeastern United States.  That requirement was heightened by the fact that Stericycle used all of 3CI’s resources, and therefore, the value of the minority owners’ stake in those resources, to support the financing package it assembled to buy BFI’s medical waste assets in the first place.

82.           The only way to achieve fairness to 3CI and its minority owners under the circumstances would have been to include them pro rata in the benefits of integrating 3CI’s presence with BFI’s presence in the southeastern United States.  If the defendants had done it that way, it would have been fair all the way around:  Stericycle would have been handsomely rewarded because it owned, and would have participated in those benefits to the full extent of, its majority ownership of 3CI; 3CI’s minority owners would have benefited to the extent of their smaller stake; and 3CI would have benefited from the elimination of its major competitor.

83.           However, instead of including 3CI in the benefits, Stericycle integrated 3CI’s and BFI’s operations in the southeastern United States in a way that allocated all of the fruits of the integration opportunity in that region to Stericycle and deprived 3CI and its minority owners of any participation in those benefits at all.  The defendants deprived 3CI and its minority owners of the efficiencies gained through the integration, and deprived 3CI of the opportunity to eliminate its biggest competitor.  Instead of including 3CI in the integration, free of the dominant competitive force in 3CI’s region, Stericycle replaced BFI as 3CI’s biggest competitor.  Instead of competing against a third party, 3CI now faced competition from its majority owner.

84.           For their part, instead of acting like protectors of minority interest partners, as they were obliged to do, the defendants acted like competitors toward 3CI and its minority owners.  In other words, not only did the defendants fail to act FOR 3CI and its minority owners, the defendants acted decidedly AGAINST them.(5)  The defendants used a very simple device to deprive 3CI and its minority owners of any participation in the BFI integration opportunity — the facilities they chose to close were 3CI’s, and the facilities they chose to operate, including treating all of 3CI’s former waste stream, were the facilities Stericycle bought directly from BFI.  By that device, the defendants directed all the enhanced profitability from the integration into

(5) Ironically, to convince the Federal Trade Commission that Stericycle’s purchase of BFI’s medical waste operations would not have an undue anti-competitive effect in the southeastern United States (and on that basis to induce the regulators to approve the purchase), on information and belief, the defendants held 3CI out to the regulators as a continuing competitor in that region.

Stericycle’s coffers.  3CI and its minority stockholders received none of the benefit of that enhancement because 3CI’s facilities were closed.  In fact, the defendants never even informed 3CI’s officers, 3CI’s minority owners, or 3CI directors not representing Stericycle of the enormous benefit Stericycle knew it would realize when the decision was made to close 3CI’s waste treatment facilities in Springhill, Louisiana and Birmingham, Alabama in December 2001.  The integration opportunity was simply not discussed with 3CI.

85.           The defendants were keenly aware that federal regulations were tightening on all medical waste facilities — its own, those it acquired from BFI, and 3CI’s — and those regulations required capital improvements to any treatment facility that would continue to operate after the BFI deal.  The defendants also realized that incineration facilities were more expensive to operate than newer technologies — autoclaves in particular — and were more difficult to bring into and keep in regulatory compliance.  Therefore, capital would have to be spent on whatever facilities the defendants decided to continue to operate — both to bring them into regulatory compliance and to install and expand autoclaves in lieu of incinerators.  Stericycle and the other defendants chose to pour the capital into former BFI facilities to the exclusion and detriment of 3CI.

86.           To implement their plan to exclude 3CI and its minority stockholders from the benefits of the integration opportunity with the facilities acquired from BFI, the defendants concealed from 3CI and its minority stockholders the real reason for closing 3CI’s facilities.  The defendants knew that closing 3CI’s treatment facilities, and siphoning 3CI waste to Stericycle facilities, meant that Stericycle would then be able to operate its newly acquired facilities in the southeast at their full and most profitable capacity.  While the defendants were scrutinizing and criticizing 3CI’s treatment costs, they were simultaneously authorizing capital expenditures to modernize and expand the former BFI facilities in the same areas.  Several of those expenditures were explicitly recorded as being justified by the increased flow of waste those facilities would be receiving from 3CI.

87.           The defendants fraudulently concealed what they were doing for several reasons, including because they omitted to mention what the defendants were doing at the corresponding former BFI facilities and omitted any of Stericycle’s internal analysis of the enormous improvements in cash flow and quick payouts that would be achieved from the capital being expended at the former BFI facilities, which could as well have been achieved at 3CI’s facilities.  The defendants did include misleading financial history of 3CI’s partially closed facilities, because it overstated what 3CI’s real costs would have been and understated what 3CI’s margins would have been in the context of higher utilization.  In other words, the defendants concealed from 3CI’s management and 3CI’s directors who were not representing Stericycle how readily and productively 3CI’s facilities could be enhanced and how extensively the financial history they reviewed misrepresented 3CI’s realistic margins and profits.

88.           The defendants also falsely represented the price Stericycle would charge 3CI for treatment services.  At a critical time in the decision-making process in late July 2001, Stericycle offered to provide waste treatment services for all of 3CI’s waste at $0.08 per pound of waste.  However, in the fall of 2001, Stericycle reneged on its promise to treat 3CI waste for $0.08 per pound, and instead charged $0.10 per pound.

89.           David Schoonmaker, a 3CI director not representing Stericycle, was concerned about Stericycle’s integration of 3CI’s operations and the competitive choices Stericycle was making to support its newly acquired BFI assets instead of 3CI.  In a memo circulated to the 3CI Board in August 2001, Mr. Schoonmaker asserted that “an ‘integrated’ company is more valuable to its customers and the market value of the firm [and] therefore, it should be of value for the minority shareholders.”  He explained that a company that provides a full array of services and is not simply a “transporter” is more valuable to its owners because:  it would not be dependent on a competitor, like Stericycle, for an integral part of its services; it could more easily allocate its costs to a greater asset base; and it could better manage its treatment services based on market needs.  Mr. Schoonmaker rightly recognized that the closure of 3CI’s facilities and outsourcing of services to Stericycle was “another step to be[ing] acquired by our largest shareholder down the road” and that “[3CI] could be much weakened and potentially could be forced to sell or fail.”  For Stericycle, however, the inherent value recognized by Mr. Schoonmaker in 3CI’s continuing to be an independent, fully integrated business competitor with Stericycle was fundamentally at odds with its thirst to realize the synergies of its BFI acquisition and its long-stated goal to integrate 3CI.

90.           On the false premise that 3CI would be better off to permanently close all its treatment facilities and redirect all its waste to Stericycle’s former BFI facilities for treatment for a fee, plus the cost of transportation, also for a fee, 3CI permanently closed all its operating facilities in December 2001.  All of the individual defendants voted for it.  Stericycle’s integration with BFI’s medical waste operations in the southeastern United States was then a fait accompli. Stericycle no longer had any functional “partners” in that region.  3CI and its minority owners were then totally excluded from the opportunity to integrate with BFI’s medical waste operations in that region — the opportunity that Stericycle captured only by using 3CI for the southeastern United States portion of the enhanced “enterprise value” Stericycle needed to convince its funding sources that it could effectively achieve by integrating BFI’s operations into its own.  In short, the defendants used 3CI to realize on the BFI integration opportunity and then cast 3CI and its minority owners aside to take the fruits of that opportunity entirely for themselves.  Stericycle then proceeded to use its dominant competitive position to actively solicit 3CI customers, telling them of 3CI’s now limited resources and range of services.

91.           Stericycle’s Solicitation of 3CI’s Customers.  From 2002 to the present, Stericycle successfully solicited over 200 3CI customers.  Stericycle’s salespeople used 3CI’s limited array of services as a marketing tool and encouraged 3CI’s customers to “eliminate the middleman” and do business directly with Stericycle.  To solicit those customers, Stericycle salespeople also falsely represented to 3CI customers that 3CI is wholly owned by Stericycle or that Stericycle is planning to purchase 3CI.  Stericycle also successfully solicited 3CI customers by consistently quoting lower prices for its services than those charged by 3CI.  During this time, the individual defendants, as 3CI directors, required 3CI to increase its prices, and 3CI did so.

H.                                    Stericycle’s Massive “Business Combination” with 3CI

92.           Stericycle has effected between 60 and 65 domestic acquisitions.  Except for 3CI, Stericycle has purchased 100% of the acquired companies.  A core element of Stericycle’s growth strategy has been to complete acquisitions and rapidly “integrate” them into itself.  According to deposition testimony, the only acquisition Stericycle has not integrated is 3CI because, Stericycle says, it cannot integrate 3CI because of its public minority ownership.

93.           Despite its denial, Stericycle has substantially “integrated” 3CI into itself and is continuing to do so. In addition to (i) acquiring additional 3CI common stock through receiving and exercising warrants and by purchasing stock (and some of 3CI’s profits) from the Shepherds, (ii) acquiring 3CI’s customer routes and customers, and (iii) setting 3CI’s pricing, Stericycle has caused 3CI permanently to close all its operating facilities and to enter into “turnkey” arrangements with Stericycle for transportation and treatment services that have shifted 3CI’s business opportunities, including through integrating with former BFI facilities, to Stericycle.  In reality, 3CI has been integrated into Stericycle.  3CI’ s minority stockholders’ value is gone.

94.           Stericycle’s machinations with 3CI are far more than a series of integrating “business combinations.”  They aggregate to a massive “business combination.”  If Stericycle’s assault on 3CI is not arrested, there will no longer be even the pretense of public ownership of 3CI.  Stericycle was obligated to engage a third-party fairness review before taking any of this action, but has never done so.  As 3CI’s controlling stockholders, Stericycle and WSI carry the burden of proving the “entire fairness” of transactions in which they engage with 3CI.  They simply cannot meet that burden when they have failed to conduct the very fairness test they contracted to provide before implementing any business combination, to say nothing of their fiduciary commitments or the 1997 Settlement Agreement’s prohibition against diluting the minority stockholders.

I.              The Monetary Harm to 3CI and Its Minority Stockholders

95.           None of Stericycle’s treatment of 3CI, directly or through WSI, has been “entirely fair” to 3CI or its minority stockholders.  Stericycle says it has not “integrated” 3CI, but it has.  That is what Stericycle does; it integrates its acquisitions.  It always has.  That is its “key” strategy for growth.  While integrating 3CI’s business operations into its own, Stericycle has also increased its common stock ownership and claims it is entitled to increase that ownership even further, it says to 93%.

96.           All this will have been accomplished not only by 3CI’s controlling owner, but by its primary competitor, Stericycle.  All this will also have been accomplished while Stericycle officers and directors held the majority of the seats on the 3CI Board.  All of this will have been accomplished in breach of the 1997 Settlement Agreement and the Section 203 Agreement.  All

of this will have been accomplished in breach of Stericycle’s and WSI’s fiduciary duty and direct promises to the plaintiffs.  All of this will have been accomplished by the defendants’ fraud.

97.           The public market seems to have figured out at least some of what the defendants are doing.  Stericycle’s stock price when it acquired 3CI through WSI was averaging about $15 per share (although it jumped close to $20 per share the day it closed the 3CI acquisition).  3CI’s stock price closed at $1.31 per share on the day it was acquired.  In October 2004, Stericycle’s stock price reached over $45 per share, which after a 2 for 1 stock split, is the equivalent relative to its former shares of over $90 per share.  In about six years, Stericycle’s stock price has increased over 600%, well over 100% per year.  When increases in the number of Stericycle’s outstanding shares are taken into account, the increase in its stock price translates into an increase of total market capitalization of over 900%.  As of the end of 3CI’s 2004 fiscal year, 3CI’s stock price, in dramatic contrast, has fallen to $0.35 per share, less than 30% of its value when acquired by Stericycle.  Taking into account the effect on share ownerships of redeeming the Preferred Stock and common stock Stericycle acquired from the Shepherds, exercising the $1.50 warrants that expired, and avoiding the warrants that were issued to WSI under the WSI Note, the changes in their relative market capitalizations indicate damage to 3CI and its minority stockholders of many, many tens of millions of dollars.

98.           The monetary damage to 3CI and its minority stockholders is significant and can be confirmed by comparing it not just to the incremental value of Stericycle but also to the individual defendants.  Since Stericycle acquired control of 3CI, Schuler, who has served as Chairman of the Board of both companies, has rung up stock and options in Stericycle that are worth over $70 million, just to him personally.  In addition he has realized over $20 million in cash by selling portions of his stock and option positions.  Over the same period, Miller,

Stericycle’s President and a 3CI director, has developed stock and option positions worth over $52 million and has sold portions of his positions for over $12 million.  Ten Brink’s and Tomasello’s current positions are worth over $17 million, and they have executed sales generating cash in excess of that amount.

J.             The Non-Monetary Harm to 3CI and Its Minority Stockholders

99.           Beyond virtually putting 3CI out of business, driving its market capitalization into the dirt and diverting its value and opportunities, the problem of 3CI’s mistreatment at the hands of the defendants is continuing. Stericycle’s control of the 3CI Board is continuing.  So is the defendants’ mistreatment of 3CI and its minority stockholders.

100.         The pronouncements of the Delaware courts in prior cases forced the defendants to authorize 3CI’s Special Committee of independent directors to govern 3CI’s position in this litigation, and, under the Special Committee’s auspices, 3CI believes and asserts that it is proper to join in this petition.  However, in all other aspects of 3CI’s existence, it remains under the defendants’ control, and those defendants have made it plain to 3CI’s independent directors that they do not mean for that control to change.  As exhibited by the abuses that are described in this joint petition, the continuation of that control does not bode well for 3CI’s future.  It is possible that the defendants will attempt to undermine, perhaps even terminate, the Special Committee’s ability to direct what 3CI does in this litigation.  If that happens, though, the Special Committee members intend to report any such action not just to this Court, but also to the appropriate federal and state regulators.

101.         Regardless of what regulatory action might follow after the fact, in light of the history of how the defendants have mistreated 3CI and its minority stockholders throughout their tenure of controlling the 3CI Board, relief should be granted in this litigation to remove the current Stericycle representatives from the 3CI Board, prohibit Stericycle thereafter from electing any of its representatives to the 3CI Board, and require Stericycle and WSI to vote their 3CI stock for director nominees to the 3CI Board who are nominated and agreed to by the independent directors on the 3CI Board.  The 3CI Board should consist entirely of individuals who are not beholden in any way to Stericycle.  It is the only way to achieve any fairness in how 3CI operates in the future and how it will be able to treat its minority stockholders.  3CI and its minority stockholders hereby apply for exactly that relief.

The Class

102.         Larry F. Robb brings his part of this action in behalf of 3CI’s minority stockholders; that is, any person or entity who owned shares of 3CI common stock during the Class Period other than WSI, any current officers and directors of Stericycle or WSI (or their immediate families), and the Shepherds.  The Class Period dates from the date of Stericycle’s acquisition of majority control over 3CI — September 30, 1998.  The individual class members can be readily identified from 3CI’s stock transfer records.

103.         The nature of the proposed class is such that (i) it is so numerous that joinder of all members is impracticable; (ii) there are questions of fact and law that are common to all members, (iii) the claims of the proposed class representative are identical to, and certainly typical of, the claims of all members of the proposed class, (iv) the representative party will fairly and adequately protect the interests of the class, and (v) the class may be defined objectively in terms of ascertainable criteria, such that the Court may determine the constituency of the class for purposes of the conclusiveness of any judgment that may be rendered in the case.

104.         During all relevant times, Larry F. Robb has owned shares of 3CI common stock.  Mr. Robb is an appropriate and proper class representative and will fairly and adequately represent the interests of 3CI’s minority stockholders.  The undersigned counsel, Kenneth R.

Wynne, is appropriate to serve as class counsel, including because he was involved in the First Class Action Suit and, through that and related settlements, his firm received stock and warrants of 3CI and has held that stock through all of the events described in this joint petition.

105.         A class action is appropriate pursuant to La. CCP article 591, because the defendants have acted toward the minority stockholders as a class, such that individual adjudications of the rights of individual members of the class could result in inconsistent or varying adjudications that would establish incompatible standards of conduct for Stericycle and the individual defendants or the adjudications of the individual members of the class would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.  Further, the questions of law and fact for the members of the class are such that common issues predominate over any questions affecting only individual members.

106.         A class action is superior to other available methods for the fair and efficient adjudication of the minority stockholders’ role in this controversy.

Claims for Relief:  Minority Stockholder Oppression, Breach of Fiduciary Duty, Unjust
Enrichment, Fraud, and Breach of Contract

107.         The defendants have abused and are abusing their control of 3CI to usurp 3CI’s business and opportunities and to oppress and squeeze-out 3CI’s minority public stockholders; have breached and are breaching their fiduciary duties to 3CI and the class; have unjustly enriched themselves and are unjustly enriching themselves at 3CI’s and its minority stockholders’ expense; have breached and wrongfully caused WSI to breach, and are breaching and wrongfully causing WSI to breach, contractual commitments not to dilute the plaintiffs class’ ownership percentage and Stericycle’s and WSI’s contractual commitments to protect 3CI and its minority stockholders including, without limitation, the 1997 Settlement Agreement and the Section 203 Agreement, have caused unlawful declarations of dividends or other unlawful distribution of assets in violations of LSA-R.S. 12:93, and have made false representations and promises that they did not intend to keep and have since broken to induce the 3CI Board, and thus 3CI and its minority stockholders, to waive their otherwise applicable protections under Delaware General Corporation Law Section 203 and to submit to Stericycle’s purchase of WSI, thus committing fraud as well as breach of contract.

108.         The individual defendants have conspired with Stericycle and WSI (i) to deceive, oppress, and squeeze-out 3CI’s minority public stockholders; (ii) to unjustly enrich Stericycle at 3CI’s and its minority stockholders’ expense; and (iii) to breach and wrongfully to cause WSI to breach contractual commitments not to dilute the plaintiff class’ ownership percentage and Stericycle’s and WSI’s contractual commitment to protect 3CI and its minority stockholders.  The individual defendants are also liable in their capacity as directors of 3CI because they negligently consented to or participated in an unlawful dividend, distribution, payment, or return of assets in violation of LSA-R.S. 12:93, and because they were grossly negligent or intentionally breached their duty of loyalty to 3CI and its minority stockholders in violation of LSA-R.S. 12:91.

109.         The plaintiffs are entitled to their actual damages of many millions in excess of the jurisdictional minimum of the Court, an order requiring Stericycle to buy out 3CI’s minority public stockholders at a fair value — the value of 3CI’s shares if they had kept pace with the increase in Stericycle’s market capitalization since the time Stericycle gained control over 3CI — and punitive damages.

110.         In addition to the extensive monetary and equitable relief described above, 3CI is entitled to forfeiture and/or a constructive trust of all benefits Stericycle has derived on its transactions with and affecting 3CI and to the disqualification of Stericycle representatives from serving on the 3CI Board.

111.         Plaintiffs are entitled to recovery of their reasonable expenses, including attorney’s fees, pursuant to La.C.C.P. article 595.

Request for Declaratory Judgment

112.         As established by the facts set forth above, there is an actual, present and practical need for declaratory relief because there is a justifiable controversy about the rights and status of the parties that is real and substantial, and involves a genuine conflict of tangible interests.  Plaintiffs request that the Court construe the transactions and occurrences at issue and enter a declaratory judgment, to the extent appropriate, declaring the rights and obligations of the parties and awarding the relief requested herein.

Permanent Injunction

113.         Plaintiffs request permanent injunctive restraints and/or mandatory injunctive relief removing the current Stericycle representatives from the 3CI Board, prohibiting Stericycle thereafter from electing any of its representatives to the 3CI Board, and requiring Stericycle and WSI to vote their 3CI common stock for nominees to the 3CI Board who are nominated by the independent directors on the 3CI Board.  The facts set forth herein demonstrate that defendants’ past and present misconduct indicates a strong likelihood, if not certainty, of continued future violations of the rights of 3CI and its minority owners.  If the Court does not enter the requested injunctive relief, the defendants will, in all probability, complete their plan for integration and “full absorption” of 3CI at the expense of 3CI and its minority shareholders.  The plaintiffs will suffer imminent and irreparable harm for which there is no adequate remedy at law.  The facts set forth herein demonstrate a substantial likelihood of success on the merits, and the granting of the requested injunctive relief will not adversely affect public policy or the public interest.

Relief Requested

114.         The plaintiffs jointly pray for a judgment against the defendants: (i) for actual damages and punitive damages of a reasonable, or statutory, multiple of that amount; (ii) for forfeiture of all fees, payments, dividends, warrants, common stock, profit shares and all other forms of value which Stericycle and WSI have extracted from 3CI and its minority owners;  (iii) unwinding Stericycle’s acquisition of the Shepherd group’s 3CI-related interests and disgorging all benefits realized by the defendants as the direct or indirect result of that transaction;  (iv) returning all shares of 3CI common stock acquired by WSI pursuant to warrants to the 3CI treasury; (v) declaring all dividends declared on 3CI Preferred Stock null and void; (vi) requiring a buyout of the minority stockholders, preferably by issuing Stericycle shares in exchange for the class members’ 3CI shares in a ratio proportionate to the values of their respective market capitalizations from September 1998 to date; (vii) a constructive trust on all profits or benefits directly or indirectly realized by the defendants as the result of the disputed transactions;

(viii) disqualification of any Stericycle director, officer, employee, insider, or other representative from serving on the 3CI Board, (ix) declaratory relief as described herein, (x) injunctive relief as described herein, (xi) attorney’s fees, (xii) expert witness fees, (xiii) pre- and post-judgment interest, and (xiv) costs and all other relief, special or general, legal or equitable, to which the plaintiffs may be entitled.

Dated: December 10, 2004.

Respectfully submitted,
THE WYNNE LAW FIRM

By:	/s/ Kenneth R. Wynne
Kenneth R. Wynne
Texas Bar No. 22110000
Christopher Norton
Texas State Bar No. 15103850
2730 JPMorgan Chase Tower
Houston, Texas 77002-29 13
Telephone: (713) 227-8835
Facsimile: (713) 227-6205
Attorneys for Larry F. Robb, individually and as class representative

LEMLE & KELLEHER, L.L.P.
401 Edwards Street, 10 Floor
Shreveport, Louisiana 71101-3146
Telephone: (318) 227-1131
Facsimile: (318) 227-1141

Attorneys for the Plaintiff Class

ONEBANE LAW FIRM, P.C.

By:	/s/ Frank H. Spruiell, Jr.
Frank H. Spruiell, Jr.
400 Travis Street, Suite 1000
Shreveport, LA 71101
Telephone: 318-674-9770
Facsimile: 318-674-9775

GARDERE WYNNE SEWELL LLP

By:	/s/ Craig B. Florence
Craig B. Florence
SBN: 07158010
William D. Dunn
SBN: 24002023
3000 Thanksgiving Tower
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761

Attorneys for 3CI Complete Compliance Corporation

CERTIFICATE OF SERVICE

I hereby certify that a copy of the above has been served on the following counsel of record via facsimile and United States mail, properly addressed and with all postage paid.

Mr. Glenn L. Langley
Hargrove, Smelley & Strickland
401 Market Street, Suite 600
PO Box 59
Shreveport, LA 71101

Jeffrey L. Willian
Kirkland & Ellis, LLP
200 East Randolph Drive
Chicago, IL 60601

Signed on this 10th day of December, 2004.

/s/ Kenneth R. Wynne
Kenneth R. Wynne